EXHIBIT 10.1

HASBRO, INC.

RESTATED 2003 STOCK INCENTIVE PERFORMANCE PLAN

STOCK OPTION AGREEMENT FOR EMPLOYEES

_______________, 2019 GRANT

            AGREEMENT, made effective as of ____________, 2019, by and between HASBRO, INC., a Rhode Island corporation (the "Company") and the designated option grant recipient (the "Optionee").

            WHEREAS, Optionee is an employee of the Company or of a direct or indirect subsidiary of the Company and is eligible to participate in the Company's Restated 2003 Stock Incentive Performance Plan, as amended (the "Plan"), and

            WHEREAS, contingent upon and in consideration for the Optionee having executed and delivered to the Company’s designated contact no later than __________, 2019 a Non-Competition, Non-Solicitation and Confidentiality Agreement between the Optionee and the Company in the form provided to the Optionee by the Company, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") acting in accordance with the provisions of the Plan is granting to Optionee a non-qualified stock option to purchase the specified number of shares of Common Stock of the Company, par value $.50 per share (the "Common Stock"), at a price determined by said Committee to be not less than the fair market value of such Common Stock on the date of said grant, subject to and upon the terms and conditions set forth in the Plan and as hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

W I  T  N  E  S  S  E  T  H:

            1.         Contingent upon and in consideration for the Optionee having executed and delivered to the Company’s designated contact no later than __________, 2019 a Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Non-Compete Agreement”) between the Optionee and the Company in the form provided to the Optionee by the Company, the Company hereby grants to the Optionee effective on _____________, 2019, pursuant to the Plan, a copy of which is attached hereto as Appendix A and the provisions of which are incorporated herein as if set forth in full, a stock option to purchase all or any part of the number of shares of Common Stock (the "Shares"), described in Paragraph 3 below (the "Option"), subject to and upon the terms and conditions set forth in the Plan and the Non-Compete Agreement and the additional terms and conditions hereinafter set forth.  The Option is evidenced by this Agreement.  In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.  For the avoidance of doubt, if the Optionee has not executed and delivered to the Company’s designated contact the Non-Compete Agreement on or before ____________, 2019 the Option represented by this Agreement will never take effect and will be null and void. [The form of agreement for Mr. Davis does not include the non-compete language, as he is based in California.]

            2.         By accepting this award the Optionee hereby acknowledges and agrees that (i) this Option, and any shares the Optionee may acquire under this Option in the future or any of the proceeds of exercising this Option or selling any shares acquired pursuant to this Option, as well as any other incentive compensation the Optionee is granted after adoption of the Clawback Policy, are subject to the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors in October 2012, and (ii) this Option, and any shares the Optionee may acquire under this Option in the future or any of the proceeds of exercising this Option or selling any shares acquired pursuant to this Option, as well as any other incentive compensation the Optionee is granted after adoption of the Clawback Policy, will be subject to the terms of such Clawback Policy, as it may be amended from time to time by the Board in the future.  Such acknowledgement and agreement was a material condition to receiving this Option, which would not have been granted to the Optionee otherwise.  Additionally, the Optionee acknowledges and agrees that if the Optionee is or becomes subject to the Hasbro, Inc. Executive Ownership Policy, effective as of March 1, 2014, as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”),  then by accepting this award and any shares that the Optionee may acquire in the future pursuant to this award, as well as any other equity-based incentive compensation the Optionee is granted after the Optionee becomes subject to the Stock Ownership Policy, the Optionee agrees that the Optionee will be subject to the terms of the Stock Ownership Policy, including without limitation the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Optionee’s applicable requirement levels are met.

            3.         This Agreement relates to an Option to purchase the specified number of shares which have been communicated to the Optionee at an exercise price of $______ per share (the "Exercise Price Per Share").  (Hereinafter, the term "Exercise Price" shall mean the Exercise Price Per Share multiplied by the number of shares being exercised.)  Subject to the provisions of the Plan and of this Agreement, the Optionee shall be entitled to exercise the Option on a cumulative basis until the day preceding the seventh anniversary of the date of the grant in accordance with the following schedule:

                                                                                                                        Cumulative

                                                                                                                        Percent of Option

Period                                                                                                              Exercisable

__________ ____ to __________ ____                                                         0%

__________ ____ to __________ ____                                                         33 1/3%

__________ ____ to __________ ____                                                         66 2/3%

__________ ____ to __________ ____                                                         100%

In determining the number of shares exercisable in accordance with the above table, fractional shares shall be disregarded.

            4.         In the event that Optionee wishes to purchase any of the shares then purchasable under the Option as provided in Paragraph 3 hereof, Optionee shall deliver or shall transmit  to the Company or to the Company’s designee, in the manner designated by or on behalf of the Company, a notice in the form and/or in the manner designated by or on behalf of the Company or its designee, as the same may be amended or supplemented from time to time by or on behalf the Company, together with a check payable to Hasbro, Inc. or its designee, if applicable, (or accompanied by wire transfer to such account of the Company or its designee as the Company may designate) in United States dollars, in the aggregate amount of the Exercise Price, or shares of Common Stock held by the Optionee for at least six (6) months (duly endorsed to the Company or its designee, if applicable, or accompanied by an executed stock power, in each case with signatures guaranteed by a bank or broker if required by the Company or its designee) having a Fair Market Value (as defined in the Plan) equal to the Exercise Price, or a combination of such shares having a Fair Market Value less than the Exercise Price and a check in United States dollars for the balance of the Exercise Price.

                        Unless an Optionee shall have made advance alternative arrangements satisfactory to the Company, or to the Company’s designee, each Optionee shall deliver to the Company or its designee, together with the required notice of exercise and payment of the

Exercise Price as aforesaid, a check payable to Hasbro, Inc. or its designee, if applicable, or a wire transfer to such account of the Company or its designee, if applicable, as the Company may designate, in United States dollars, in the amount of any withholding required by law for any and all federal, state, local or foreign taxes payable as a result of such exercise.  Each Optionee shall consult with the Company or the Company’s designee in advance of the exercise so as to determine the amount of withholding taxes due.  An Optionee may also elect to satisfy any withholding taxes payable as a result of such exercise (the "Taxes"), in whole or in part, either (i) by having the Company or its designee withhold from the shares of Common Stock to be issued upon exercise of the Option or (ii) delivering to the Company or its designee shares of Common Stock already owned by the Optionee and held by the Optionee for at least six (6) months (represented by stock certificates duly endorsed to the Company or accompanied by an executed stock power in each case with signatures guaranteed by a bank or broker to the extent required by the Company or its designee), in each case in an amount whose Fair Market Value on the date of exercise is either equal to the Taxes or less than the Taxes, provided that a check payable to Hasbro, Inc. or its designee, if applicable, or a wire transfer to such account of the Company or its designee as the Company may designate, in United States dollars for the balance of the Taxes is also delivered to the Company, or its designee, at the time of exercise.

In addition, the Optionee shall comply with such other requirements and provide such additional information and documentation as is reasonably required by the Company, or the Company’s designee, to process any exercise of this option and resulting delivery of shares.  As soon as practicable after receipt of the notice of exercise, Exercise Price, Taxes, and such other information and documentation as the Company or its designee shall require, the Company or its designee shall deliver or cause to be delivered to Optionee the shares in respect of which the Option was so exercised (less any shares deducted to pay Taxes in accordance with Optionee's election).

            5.         (a)   If an Optionee who is an employee of the Company or of a direct or indirect subsidiary of the Company retires at his or her Normal Retirement Date (as defined below), or an Optionee with at least one year of Credited Service of the Company suffers a permanent physical or mental disability (as defined below) or dies, in each case without the Optionee having fully exercised any Option granted to the Optionee, then the Optionee, the executor, administrator or trustee of the Optionee’s estate, or the Optionee’s legal representative, as the case may be, shall have the right to exercise any Option under the Plan, for a period of not more than one (1) year after such retirement, such disability, or in the case of death, the appointment and qualification of such executor, administrator or trustee (except that in no event other than death may such Option be exercised  later than the day preceding the seventh anniversary of the date of the grant of such Option).  In each such case, the Option will be exercisable with respect to all or any part of the number of shares to which the Option relates, whether or not said Option was fully exercisable in accordance with the schedule set forth in Section 3 of this Agreement as of the date of such retirement, disability or death.  Thereafter, such Option, to the extent not so exercised during such one-year period shall be deemed to have expired regardless of the expiration date otherwise specified in Section 2 hereof.

                        (b)        If an Optionee who is an employee of the Company or of a direct or indirect subsidiary of the Company retires at an Early Retirement Date (as defined below), without the Optionee having fully exercised any Option granted to him or her, the Optionee shall have the right to exercise the unexercised portion of any Option theretofore granted, but only to the extent said Option was then exercisable in accordance with the schedule set forth in Section 3 of this Agreement, for a period of not more than three (3) months after the date of early retirement (but in no event shall the exercise period extend beyond the day preceding the seventh anniversary of the date of grant of the Option). Thereafter, the Option, to the extent not exercised during such three-month period shall be deemed to have expired, regardless of the expiration date otherwise specified in Section 3 hereof.

                        (c)        If an Optionee ceases to be employed by the Company or by a direct or indirect subsidiary of the Company for any reason other than the reasons set forth in subsections (a), (b) and (d) of this Section 5, he or she shall have the right to exercise the unexercised portion of any Option theretofore granted to Optionee, but only to the extent said Option was then exercisable in accordance with the schedule set forth in Section 3 of this Agreement as of the date of termination, for a period of not more than three (3) months after any such termination (but not, in any event, later than the day preceding the seventh anniversary date of the grant of such Option).  Thereafter, such Option, to the extent not so exercised during such three-month period, shall be deemed to have expired, regardless of the expiration date otherwise specified in Section 3 hereof.

            For purposes of subsections (a) and (b) above:

*          A year of "Credited Service" shall mean a calendar year in which the Optionee is paid for at least 1,000 hours of service (as defined in the frozen Hasbro Pension Plan) as an employee of the Company or of a subsidiary of the Company.  A Optionee does not need to be, or have been, a participant in the Hasbro Pension Plan.

*          "Early Retirement Date" shall mean:  the day on which an Optionee who has attained age fifty-five (55), but has not reached age sixty-five (65), with ten (l0) or more years of Credited Service, retires.  An Optionee is eligible for early retirement on the first day of the calendar month coincidental with or immediately following the attainment of age fifty-five (55) and the completion of ten (l0) years of Credited Service, and "early retirement" shall mean retirement by an eligible Optionee at the Early Retirement Date.

*          "Normal Retirement Date" shall mean:  the day on which an Optionee who has attained age sixty-five (65) with five (5) or more years of Credited Service, retires. An Optionee is eligible for normal retirement on the first day of the calendar month coincident with or immediately following the Optionee's attainment of age sixty-five (65) and completion of five (5) or more years of Credited Service, and "normal retirement" shall mean the retirement by an eligible Optionee at the Normal Retirement Date.

*          "permanent physical or mental disability" shall mean:  an Optionee's inability to perform his or her job or any position which the Optionee can reasonably perform with his or her background and training by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration.

            (d)  Notwithstanding the foregoing, the Optionee acknowledges and agrees that this Option, and any and all rights the Optionee may have hereunder, including any rights with respect to any portion of this Option which may have vested in accordance with the Schedule set forth in Section 3 above, shall terminate immediately upon a termination of the Optionee’s employment with the Company for cause or for any such other reason that casts such discredit on the Optionee as to make termination of the Option appropriate.  Whether an Optionee has been terminated for cause or for such other reason that casts such discredit on the Optionee as to make termination of the Option appropriate will be determined by the Administrator in its sole discretion, and in making this determination the Administrator will not be limited by any definition of “Cause” which appears in the Plan.  The Optionee’s agreement to the terms in this Section 5(d) are a material condition to the grant of this Option and this Option would not be granted to the Optionee if the Optionee did not agree to such terms.

            6.         The adjustment provisions set forth in Section 8 of the Plan shall apply to this Option.

            7.         This Option shall not be transferable by the Optionee, in whole or in part, except in accordance with Section 7 of the Plan, and shall be exercisable only as hereinbefore provided.

Any purported assignment, transfer, pledge, hypothecation or other disposition of the Option or any interest therein contrary to the provisions of the Plan, and the levy of any execution to, or the attachment or similar process upon, the Option or any interest therein, shall be null and void and without effect.

            8.         Subject to the applicable provisions of the Plan, and particularly to Section 7 of the Plan, this Agreement shall be binding upon and shall inure to the benefit of Optionee, Optionee's successors and permitted assigns, and the Company and its successors and assigns.

            9.         In connection with a Change in Control the Option will be treated in the manner set forth in the Plan, as such Plan has been amended by the Company’s shareholders through the date of such Change in Control.

            10.       This Agreement shall be construed and enforced in accordance with the internal laws of the State of Rhode Island and Providence Plantations and applicable Federal law.

            IN WITNESS WHEREOF, the Company and the Optionee have entered into this Agreement effective as of the day and year first above written.  By accepting the terms of the award represented by this Agreement through an electronic form offered by the Company, or the Company’s designee, the Optionee hereby agrees to the terms of this Agreement with the same effect as if the Optionee had signed this Agreement.

            HASBRO, INC.

            By: /s/ Brian Goldner

                   Brian Goldner

                   Chairman and Chief Executive Officer

                                                                                          By: _________________________

                                                                                                  Optionee